MARCUM & KLIEGMAN LLP
Certified Public Accountants & Consultants
A Limited Liability Partnership Consisting of Professional Corporations

September 29, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Israel Technology Acquisition Corp. under Item 4.01(a) of its Form 8-K dated September 26, 2005. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Israel Technology Acquisition Corp. contained therein.

Very truly yours,

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP